Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Mr. Don H. Barden
Chairman &
Chief Executive Officer
The Majestic Star Casino, LLC
(313) 496-2900 Ext. 233

MAJESTIC STAR ANNOUNCES THE APPOINTMENT OF AN
INTERIM CHIEF OPERATING OFFICER

LAS VEGAS, September 24, 2008 / PRNewswire/ - - The Majestic Star Casino, LLC (the “Company”) announced today that Michael Darley will serve as its Interim Executive Vice President and Chief Operating Officer (“Interim COO”), effective September 13, 2008. As the Interim COO, Mr. Darley will manage and direct the operations of the Company’s four gaming properties, which are located in Gary, Indiana, Tunica, Mississippi and Black Hawk, Colorado.

At the time of his appointment to the Interim COO position, Mr. Darley was employed as the Senior Vice President and General Manager of Barden Nevada Gaming, LLC d/b/a Fitzgeralds Casino and Hotel - Las Vegas (“Fitzgeralds Las Vegas”), an affiliate of the Company.  He will continue to serve in that capacity.

Mr. Don H. Barden, the Company’s Chairman and Chief Executive Officer, stated, “Mike has over 26 years of casino experience.  Prior to becoming the general manager of Fitzgeralds Las Vegas, Mike served in various executive level gaming positions within the Harrah’s and Trump organizations.  Mike has previously worked in both the northwest Indiana and Tunica, Mississippi markets and understands the unique challenges in each of these markets.  Mike is a capable operator and manager and his experience will prove to be beneficial as the Company engages a broader search for a permanent COO.”

About The Majestic Star Casino, LLC
The Majestic Star Casino, LLC, is a multi-jurisdictional gaming company that directly owns and operates two adjacent dockside gaming facilities and hotel located in Gary, Indiana (Majestic Star and Majestic Star II); a Fitzgeralds brand casino and hotel located in Tunica, Mississippi (Fitzgeralds Casino Hotel-Tunica); and a Fitzgeralds brand casino located in Black Hawk, Colorado (Fitzgeralds Casino-Black Hawk). Additionally, Barden Development, Inc., the ultimate owner of The Majestic Star Casino, LLC, owns and operates a Fitzgeralds brand casino and hotel in Las Vegas, Nevada (Fitzgeralds Casino Hotel - Las Vegas). Inquiries for additional information should be directed to Don H. Barden, Chairman and Chief Executive Officer, at 313-496-2900 Ext. 233.

Information about The Majestic Star Casino, LLC, and its casino properties can be found at the Company’s website, www.majesticstar.com.